Exhibit 2.1 -  Articles of Incorporation, as Amended

ARTICLES OF INCORPORATION

OF

E/S CORPORATION

KNOW ALL MEN BY THESE PRESENTS: That Judy Morton Johnston for the purpose of forming a corporation under the Washington Business Corporation Act, hereby certifies and adopts in triplicate the following Articles of Incorporation:

ARTICLE I.

The name of this corporation shall be: E/S CORPORATION.

ARTICLE II.

The existence of this corporation shall be perpetual.

ARTICLE III.

The purpose and object of this corporation are as follows:

1.

To engage in the business of conducting a sales, marketing and installation business utilizing the I.F.S. Energy Saver and such other businesses of similar or related nature as may be agreed upon from time to time by the Board of Directors.

2.

To engage generally and carry on any lawful business or trade which may, in the judgment of the Board of Directors, at any time be necessary, useful or advantageous to this corporation.

3.

In addition to the general corporate powers conferred by the laws of the State of Washington, it is expressly .provided that this corporation shall also have the power to be a partner in any lawful business; provided, however, that nothing contained herein shall be deemed to authorize or permit the corporation to carry on any business, to exercise any power, or to do any act which a corporation formed under the Washington Business Corporation Act of the State of Washington, or any amendment thereto or substitute therefor, may not at the time lawfully carry on or do.

ARTICLE IV.

Shareholders of this corporation shall have preemptive rights to acquire additional shares offered for sale by the corporation.

ARTICLE V.

The registered office and principal location of the registered agent shall be: Judy Morton Johnston, c/o Quality Tax Service, 2302 East Madison Street, Seattle, Washington 98112.

The principal place of business for the corporation shall be: 12710 Lake City Way NE, Seattle, Washington 98125.

ARTICLE VI.

The authorized capital stock of this corporation shall consist of 1,000,000 shares of common stock having no par value.

The initial offering shall be such as will allow the stock to be considered as "Section 1244 Stock: as set out in the Internal Revenue Code of 1954, as amended.

The stock initially authorized:

1.

Shall be issued pursuant to an offer which shall terminate October 31, 1990.

2.

May be issued for consideration in the form of cash, promissory notes, services performed, contracts for services to be performed, any other tangible or intangible property, other securities of the corporation, or benefit to the corporation.

(a)

If shares are issued f or other than cash, the Board - of Directors shall determine the value of the consideration.

(b)

Shares issued when the Corporation receives the. consideration determined by the Board of Directors are validly issued, fully paid, and nonassessable.

(c)

A good faith judgment of the Board of Directors as to the value of the consideration received for share is conclusive.

ARTICLE VII.

The corporation reserves the right to amend, alter, change or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter authorized or permitted by statute.  All rights of stockholders of the corporation are granted subject to this reservation.

ARTICLE VIII.

At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy on the basis of one vote for each share held.  Cumulative voting shall not be impaired.

ARTICLE IX.

The corporation will not commence to do business until consideration has been received for the issuance of its shares.

ARTICLE X.

The power to adopt, alter, amend or repeal the Corporation by-Laws shall be vested in the directors.

ARTICLE XI.

The number of directors of the corporation shall be fixed as provided in the By-Laws, and may be changed from time to time by amending the By-Laws, as therein provided, but the number of directors shall not be less than three.

ARTICLE XII.

The first directors of this corporation shall be three (3) in number and their names and post office addresses are as follows:

Name

Post Office Address

Clifford M. Johnston

724 North 198th Street

Seattle, Washington 98133

Melvin McCain, Jr.

9805 - 27th Avenue NW

Seattle, Washington 98117

Richard B. Fish

10618 SW 25th Avenue

Portland, Oregon 97219

The terms of the first directors shall be until the first annual meeting of the stockholders and until their successors are elected and qualified.

ARTICLE XIII.

The first officers of the corporation shall be as follows:

Name

Office

Melvin McCain, Jr.

President

Richard B. Fish

Executive Vice President

Clifford M. Johnston

Secretary/Treasurer

ARTICLE XIV.

The name and post office address of the Incorporator is as follows:

Judy Morton Johnston c/o Quality Tax Service

2302 East Madison Street

Seattle, Washington

IN WITNESS WHEREOF, the Incorporator hereinabove named has set her hand this 12th day of September, 1990.

S/ JUDY MORTON JOHNSON

ARTICLES OF AMENDMENT

E/S CORPORATION

Pursuant to the provisions of the Washington Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are herewith submitted for filing.

ARTICLE I:

Article V of the original Articles of Incorporation is changed to read as follows: The address of the registered of f ice of the Corpora 3.on is:

6912 - 220th Street SW, Suite 102

Mountlake Terrace, WA 98043

The name of the registered agent at such address is:

Clifford M. Johnston

ARTICLE II:

Article VI of the original Articles of Incorporation is changed to read as follows:

The total authorized number of par value shares in the Corporation is Fifty Million (50,000,000) shares with a par value of $.001 per share.  The aggregate value of these shares is Fifty Thousand Dollars ($50,000.00).

ARTICLE III: Article XI of the original Articles of Incorporation is changed to read as follows:

The number of directors of this Corporation shall be fixed in the manner as provided in the By-Laws, and may be changed from time to time by amending the By-Laws, as therein provided, but the number of directors shall not be less than two (2).

ARTICLE IV: Article XII of the original Articles of Incorporation is changed to read as follows:

The current directors of the Corporation shall be two (2) in number and their names and addresses are:

Clifford M. Johnston

Jerry M. Durkis

19111 3rd Avenue NW

1101 NE 42nd Street

Shoreline, WA 98177

Seattle, WA 98105

These current directors shall serve until the next annual meeting of shareholders or until their successors are elected and qualified and have appointed the following officers of the corporation:

Clifford M. Johnston

President

Jerry M. Durkis

Secretary/Treasurer

ARTICLE V: The date of adoption of the amendment is: May 31, 1996.

ARTICLE VI: The amendment was adopted by the shareholders pursuant to the provisions of RCW 23B.10.030 and RCW 23B.10.40.

ARTICLE VII: The number of shares of the corporation outstanding at the time of such adoption was 850,000; and the number of shares entitled to vote thereon was 850,000.

ARTICLE VIII: The designation and number of outstanding shares of each class entitled to vote as a class is as follows:

CLASS

NUMBER OF-SHARES

Common Stock

850,000

ARTICLE IX: The number of shares that voted for the amendment was 850,000; and the number of shares that voted against the amendment was Azero@.

ARTICLE X: The number of shares of each class entitled to vote as a class that voted for and against such amendment, respectively was:

CLASS

NUMBER OF SHARES

Common Stock

For:  850,000      Against: -0-

ARTICLE XI: The manner in which any exchange, reclassification or cancellation of issued shares shall be effected, is as follows: No CHANGE.

I certify that I am an officer of the above named E/S Corporation and am authorized to execute these Articles of Amendment on behalf of the Corporation.

DATED:           May 31, 1996

S/ Clifford M. Johnston

Clifford M. Johnston, President